JOINDER AND AMENDMENT TO AMENDED AND RESTATED
 FUND ACCOUNTING SERVICES AGREEMENT

This Joinder and Amendment (“Amendment”) to the Amended and Restated Fund Accounting Services Agreement, dated June 11, 2015, as amended or supplemented as of the date hereof (the “Agreement”), among ASPIRIANT TRUST (the “Customer”) ITSELF AND ON BEHALF OF EACH SERIES OR FUND LISTED ON SCHEDULE 2 ATTACHED THERETO (each, severally, a “Fund”) and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), is entered into by the Customer, each Fund, J.P. Morgan and ASPIRIANT TRUST ON BEHALF OF ASPIRIANT DEFENSIVE ALLOCATION FUND (the “New Fund”) and is effective as of December 1, 2015 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Customer, each Fund and J.P. Morgan entered into the Agreement pursuant to which J.P. Morgan was appointed to provide certain Services described therein; and

WHEREAS, the New Fund requests that J.P. Morgan provide and J.P. Morgan agrees to provide the Services to the New Fund under the terms and conditions set forth in the Agreement (as amended hereby).

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Agreement shall be amended as follows:

(A)	The New Fund shall be added as a party to the Agreement, effective as of the Effective Date, and all references to “Fund” in the Agreement shall include references to the New Fund.

(B)	Schedule 2 to the Agreement is hereby deleted in its entirety and replaced with Schedule 2 attached hereto.

(C)	Save as varied by this Amendment, the Agreement is confirmed and shall remain in full force and effect.

3.	Joinder. The New Fund hereby agrees to be subject to and bound by the terms and conditions of the Agreement and shall be deemed to be a party thereto as of the Effective Date.

4.	Representations. Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

5.	Entire Agreement. This Amendment and the Agreement and any documents referred to in each of them, constitute the whole agreement among the parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment is inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as among the parties. This Amendment may only be amended in writing.

6.	Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by both parties.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ASPIRIANT TRUST, ITSELF AND ON BEHALF OF EACH SERIES OR FUND LISTED ON SCHEDULE 2 ATTACHED HERETO	JPMORGAN CHASE BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 2
 FUNDS

Aspiriant Risk Managed Global Equity Fund

Aspiriant Income Opportunities Fund

Aspiriant Defensive Allocation Fund